FLAGSHIP ADMIRAL FUNDS INC.

                                           CODE OF ETHICS

Overview

The Flagship Admiral Funds Inc. (the "Fund") is required under the Investment Company Act of 1940 (the "1940 Act") to adopt a Code of Ethics. The Code of Ethics was first adopted at a special meeting of the Board of Directors on August 25, 1982. This revised Code of Ethics has been adopted at a meeting of the Board of Directors on December 9, 1994. The Code of Ethics affects all access persons meaning directors, officers, advisory persons or investment personnel of the Fund.

Prohibited purchases or sales relating to the Code of Ethics include any purchases or sales of a security which is a) being considered for purchase or sale by the Fund; or b) is being purchased or sold by the Fund. Purchases and sales which are not prohibited include those securities that, under the meaning set forth in Section 2(a)(36) of the 1940 Act, are securities that are issued by the government of the United States, short-term debt securities which are "government securities," bankers acceptances, repurchase agreements, bank certificates of deposit, commercial paper, or shares of a registered open-end investment company.

Every access person shall report to the Fund the information relative to a prohibited transaction. Disinterested directors of the Fund need only report a transaction of a security if such director at the time of transaction knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding the date of the transaction by the director such security was purchased or sold by the Fund or was being considered by the Fund or its investment advisor for purchase or sale. Reports as to these prohibited transactions shall be made not later than ten days after the end of the calendar quarter in which the transaction occurred.

Upon discovering a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate including inter alia a letter of consensus or suspension or termination of the employment of the violator.


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                                     Flagship Admiral Funds Inc.

                                           Code of Ethics


 1.   Definitions

      (a) "Fund" means Flagship Admiral Funds Inc. and includes any and all of its series and classes.

      (b) "Access person" means any director, officer, advisory person, investment personnel or primary Distributor of the Fund.

      (c) "Advisory person" means (i) any employee of the Fund or Flagship Financial Inc. ("the Adviser"), Flagship Funds Inc. (the "Distributor"), or Flagship Resources Inc. (the "Holding Company") who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund, who obtains information concerning recommendations made to the Fund, with regard to the purchase or sale of a security.

      (d) "Investment Personnel" means (i) portfolio managers who have direct responsibility and authority to make investment decisions affecting the Fund, (ii) assistant portfolio managers and portfolio operations personnel who help execute the portfolio managers' decisions, and (iii) securities and credit analysts who provide information and advice to a portfolio manager.

      (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      (f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

      (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "1940 Act").

      (h) "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.



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      (i)    "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

      (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, repurchase agreements, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Board of Directors of the Fund.


 2.   Statement of General Fiduciary Principles

      (a) The interests of the shareholders must come first. All access persons have a duty to place the interests of shareholders first, and they must scrupulously avoid serving their own personal interests ahead of the shareholders.

      (b) All access persons owe a fiduciary duty to, among others, the shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship to the Funds. Persons covered by this code must adhere to this general principle as well as comply with the code's specific provisions. Technical compliance with the code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Funds or a portfolio within the group.

      (c) All access persons must not take inappropriate advantage of their position with or on behalf of the Fund. Any situation that might compromise or call into question their exercise of fully independent judgement in the interests of shareholders, such as receipt of unusual investment opportunities, perquisites, or gifts of more than de minimus value from persons doing or seeking business with the Funds, must be avoided.

      (d) Investment personnel who are members of the Association for Investment Management and Research ("AIMR") or who are Chartered Financial Analysts ("CFA") or CFA candidates are required to abide by the AIMR Code of Ethics and Standards of Professional Conduct.


 3.   Exempted Transactions

      The prohibitions of Section 4 of this Code shall not apply to:

      (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.


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      (b)    Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

      (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

      (d) Purchases which are part of an automatic dividend reinvestment plan.

      (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (f) Purchases or sales which clearly are not related economically to the securities to be purchased, sold, or held by the Fund.

      (g) Purchases or sales of the same category or type of securities in which the Fund has an economic interest, upon approval of the Fund's board of directors or such officer or officers of the Fund designated by the board.


 4.   Prohibited Purchases and Sales

                    NO ACCESS PERSON shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale:

      (a) Is the subject of a pending "buy" or "sell" order in that same security on the same day as the personal securities transaction, until that order is executed or withdrawn. Any profits realized on trades within this proscribed period are required to be disgorged to either the Fund or to a charitable organization.

                    Furthermore, NO INVESTMENT PERSONNEL shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale:

      (a) Is being purchased or sold by a Fund during the 15-day period immediately preceding or following the date of this transaction. Any profits realized on trades within this proscribed period are required to be disgorged to either the Fund or to a charitable organization.

      (b) Investment personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. Individuals may request permission for exceptions from the firm's registered general principals on a case-by-case basis; otherwise, any profits realized on such short-term trades are required to be disgorged to either the Fund or to a charitable organization.

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      (c)    Investment personnel are prohibited from acquiring any securities in any initial public offering.

      (d) In the case of private placements, investment personnel may only invest by following this three-step procedure:

             (i) Prior written approval by either a registered principal, a registered financial/operations principal, or staff counsel.

             (ii) Persons who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a material role in any Fund's subsequent consideration of an investment in that issuer.

             (iii) In such a circumstance, the Fund's decision to purchase securities of that issuer will be subject to an independent review by investment personnel who have no personal interest in the issuer, along with principals of the firm.


 5.   Pre-Clearance

                    All investment personnel intending to effect securities transactions (other than exempted transactions listed above) are required to pre-clear all such transactions with a registered principal. This requirement does not apply to equity securities of companies with market capitalization in excess of $1 billion or to debt securities which meet specified market value and liquidity criteria. Such clearance will be effective for the one day during which the clearance is granted.


 6.   Reporting

      (a) All interested directors, officers, access persons, advisory persons and investment personnel are required to disclose all personal securities holdings at the commencement of employment and thereafter on an annual basis.

      (b) All interested directors, officers, access persons other than disinterested trustees, advisory persons and investment personnel are required to direct their brokers to provide to the Compliance Department, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

      (c) Every access person shall report to the Fund the information described in Section 4(e) of this

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             Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

      (d) A disinterested director of the Fund need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or its investment advisor for purchase or sale by the Fund.

      (e) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

               (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

              (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

             (iii)  The price at which the transaction was effected; and,

              (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

      (f) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.


 7.   Gifts

                    All access persons are prohibited from receiving any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of any Fund.


 8.   Service as a Director


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      (a)    INVESTMENT PERSONNEL are prohibited from serving on the boards of directors of publicly traded companies, unless prior written authorization has been received from a registered principal based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. Should any such board service be authorized, compliance procedures will isolate those investment personnel serving as directors from those making investment decisions.

      (b) Any ACCESS PERSON who is chosen to serve on the board of directors of a publicly traded company must disclose such information to a registered principal prior to such board service.

 9.   Review by Board of Directors

                    The Adviser shall prepare and present an annual report to the Fund's Board of Directors that:

      (a) Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

      (b) Identifies any violations requiring significant remedial action during the past year; and

      (c) Identifies any recommended changes in existing restrictions or procedures based upon the investment company's experience under its code of ethics, evolving industry practices, or developments in applicable laws or regulations.


10.   Sanctions

                    Upon discovering a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.



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